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                                                                      EXHIBIT 12

COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES                         American International Group, Inc. and Subsidiaries

(in thousands, except ratios)
- ------------------------------------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31,                                              1993         1992         1991         1990         1989
==============================================================================================================================
Income before income taxes and cumulative effect of
 accounting changes                                             $2,601,081   $2,137,048   $2,022,575   $1,811,534   $1,705,688
Less-Equity income of less than 50% owned persons                   43,966       40,148       35,534       31,774       39,730
Add-Dividends from less than 50% owned persons                       4,349        5,147        4,444        3,525       12,430
- ------------------------------------------------------------------------------------------------------------------------------
                                                                 2,561,464    2,102,047    1,991,485    1,783,285    1,678,388
Add-Fixed charges                                                1,213,487    1,233,132      977,816      672,500      506,753
Less-Capitalized interest                                           42,699       38,725       40,313       13,772        1,030
- ------------------------------------------------------------------------------------------------------------------------------
Income before income taxes, cumulative effect of
 accounting changes and fixed charges                           $3,732,252   $3,296,454   $2,928,988   $2,442,013   $2,184,111
==============================================================================================================================
Fixed charges:
 Interest costs                                                 $1,146,654   $1,166,732   $  911,349   $  616,333   $  462,286
 One-third rental expense*                                          66,833       66,400       66,467       56,167       44,467
- ------------------------------------------------------------------------------------------------------------------------------
Total fixed charges                                             $1,213,487   $1,233,132   $  977,816   $  672,500   $  506,753
==============================================================================================================================
Ratio of earnings to fixed charges                                    3.08         2.67         3.00         3.63         4.31
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* The proportion deemed representative of the interest factor.

The decline in the ratios over the period from 1989-1992 is primarily the result of the inclusion of the fixed charges and operating results of AIGFP, which structures borrowings through guaranteed investment agreements and engages in other complex financial transactions, including interest rate and currency swaps. In the course of its business, AIGFP enters into borrowings that are primarily used to purchase assets that yield rates greater than the rates on the borrowings with the intent of earning a profit on the spread and to finance the acquisition of securities utilized to hedge certain transactions. Due to the comparable level of interest costs for 1993 and 1992 and the growth in earnings, the ratio shown has increased in 1993. The pro forma ratios of earnings to fixed charges, excluding the effects of the operating results of AIGFP, are 5.66, 5.15, 5.40, 7.27 and 10.10 for 1993,
1992, 1991, 1990 and 1989, respectively. As AIGFP will continue to be a subsidiary, AIG expects that these ratios will continue to be lower than they would be if the fixed charges and operating results of AIGFP were not included therein.





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